Exhibit 10.9

Form of Facilities Sharing Agreement

LIBERTY PROPERTY HOLDINGS, INC.

12300 LIBERTY BOULEVARD

ENGLEWOOD, CO 80112

, 2012

Starz

8900 Liberty Circle

Englewood, CO 80112

Attention: Legal Department

Re:                             Facilities Sharing Agreement.

Ladies and Gentlemen:

Starz (f/k/a Liberty Media Corporation), a Delaware corporation (“Starz”), has, or will shortly, effect the spin-off (the “Spin-off”) of Liberty Media Corporation (f/k/a Liberty Spinco, Inc.), a Delaware corporation (“Liberty Media”), by means of a stock dividend to the stockholders of Starz.  To that end, Starz and Liberty Media have entered into a Reorganization Agreement, dated as of             , 2012 (the “Reorganization Agreement”), pursuant to which various assets and businesses of Starz and its subsidiaries have been, or will be, transferred to Liberty Media and its subsidiaries.  Among the assets transferred to Liberty Media is all of the capital stock of Liberty Property Holdings, Inc., a Delaware corporation (“LPH”), which is the owner of 12300 Liberty Boulevard, Englewood, Colorado (the “Premises”).  After the Spin-off, Liberty Media, through LPH, will own the Premises and will occupy the office facilities in the Premises that are currently occupied by Starz and Liberty Interactive Corporation (“Liberty Interactive”).

As you are aware LPH has previously entered into a facilities sharing agreement with Liberty Interactive, pursuant to a letter agreement dated September 23, 2011 (the “LIC Facilities Sharing Agreement”).  The LIC Facilities Sharing Agreement will remain in full force and effect after the effective date of the Spin-off (the “Spin-off Effective Date”).

Liberty Interactive and Starz previously entered into a services agreement, dated September 23, 2011, which has been assigned from Starz to Liberty Media in connection with the Spin-off, pursuant to which Liberty Media will provide to Liberty Interactive the services described therein on the terms set forth therein. In connection with the Spin-off, Liberty Media and Starz have entered into a services agreement, dated             , 2012 (the “Services Agreement”), pursuant to which Liberty Media will provide to Starz the services described therein on the terms set forth therein from and after the Spin-off Effective Date.  Terms not otherwise defined in this facilities sharing agreement (this “Agreement”) have the meanings assigned thereto in the Services Agreement.

Starz desires to occupy and use certain office and parking facilities within the Premises (the “Shared Facilities”) following the Spin-off through a sharing arrangement, and Liberty Media and LPH are amenable to such a sharing arrangement, on the terms and subject to the conditions set forth in this Agreement.

Based on the premises and the mutual agreements of the parties, and for other good and valuable consideration the receipt of which is hereby acknowledged, Starz and LPH hereby agree as follows:

Section 1. Use of Facilities. The Shared Facilities consist of 40,115 square feet, in the aggregate, of fully-furnished executive offices, working stations for secretarial and other support staff and common areas, including the main reception area, conference facilities, hallways, stairways, restrooms, kitchenettes, the employee cafeteria, the fitness area and parking facilities (collectively, the “Shared Facilities Space”), located within the Premises known as 12300 Liberty Boulevard, Englewood, CO 80112.

Section 2. Sharing Fee. Starz will pay to LPH a monthly fee (the “Sharing Fee”), by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, in arrears on or before the last day of each calendar month beginning with the first full calendar month following the date of the Spin-off, equal to one-twelfth of the sum of (A) the product of (i) an agreed-upon weighted average Starz Percentage applicable to the officers, employees and consultants of the Provider (the “Weighted Average Percentage”) multiplied by (ii) the product of the total square footage of space within the Shared Facilities Space and the Square Foot Rate (as defined below), plus (B) the Annual Allocation Expense (as defined below). For this purpose, Starz and LPH agree that, until December 31, 2013, the fair market “fully loaded” rental rate per square foot, including parking facilities, for space comparable to the Shared Facilities in Englewood, Colorado will be [$30.00] per square foot (the “Square Foot Rate”). The Square Foot Rate will be automatically increased on the first day of the first month of each calendar year thereafter in an amount equal to the percentage increase in the U.S. Department of Labor Consumer Price Index All Items, All Urban Consumers Denver-Boulder-Greeley (“CPI”) for the same period. The Square Foot Rate will not decrease, notwithstanding any decrease in CPI for the same period. The Square Foot Rate does not include charges for expenses related to the use of the Shared Facilities, including, but not limited to, utilities, security and janitorial services, office equipment rent, office supplies, use of the cafeteria facilities onsite at the Shared Facilities, maintenance and repairs, telephone, satellite, video and information technology (including network maintenance and data storage, computer and telephone support and maintenance, and management and information systems (servers, hardware and related software)) (“Allocations”). With respect to each calendar year during the term of this Agreement, Starz shall reimburse LPH in an amount (the “Annual Allocation Expense”) equal to the product of (x) the aggregate amount of the estimated Allocations for such year, as determined in good faith by LPH and notified to Starz prior to the commencement of such calendar year, and (y) the Weighted Average Percentage applicable to such calendar year; provided that, if the Weighted Average Percentage changes during any calendar year, the Annual Allocation Expense applicable to such calendar year shall be adjusted accordingly.

The terms and conditions of this Section 2 will survive the expiration or earlier termination of this Agreement.

Section 3.  Term.

(i)                                     The term of this Agreement will commence on the Spin-off Effective Date and will continue until the third anniversary of the Spin-off Effective Date (the “Term”).  This Agreement is subject to termination prior to the end of the Term in accordance with Section 3(ii).

(ii)                                  This Agreement will be terminated prior to the expiration of the Term in the following events:

•                  at any time upon at least 30 days’ prior written notice by Starz to LPH;

•                  immediately upon written notice (or any time specified in such notice) by LPH to Starz if Starz shall default in the performance of any of its material obligations hereunder and such default shall remain unremedied for a period of 30 days after written notice thereof is given by LPH to Starz;

•                  immediately upon written notice (or at any time specified in such notice) by LPH to Starz if a Change in Control or Bankruptcy Event occurs with respect to Starz; or

•                  immediately upon written notice (or at any time specified in such notice) by Starz to LPH if a Change in Control or Bankruptcy Event occurs with respect to Liberty Media.

For purposes of this Section 3(ii), a “Change in Control” will be deemed to have occurred with respect to a Person if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such Person occurs as a result of which the voting power of all voting securities of such Person outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 75% of the voting power of such Person or the surviving entity of the Transaction outstanding immediately after such Transaction (or if such Person or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such Person outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

For purposes of this Section 3(ii), a “Bankruptcy Event” will be deemed to have occurred with respect to a Person upon such Person’s insolvency, general assignment for the benefit of creditors, such Person’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Person’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Person or for all or any substantial part of such Person’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Person of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Section 4.   Miscellaneous.

(i)  Entire Agreement; Severability. This Agreement (including the schedules hereto), the Reorganization Agreement, the Lease Agreement, the Services Agreement and the Tax Sharing Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the cost of any service to be provided to Starz under the Services Agreement is included in the Annual Allocation Expense payable hereunder, then the cost of such service shall not also be payable by Starz under the Services Agreement.

(ii)  Notices.  All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

If to LPH:

Liberty Property Holdings, Inc.

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:  General Counsel

Facsimile:  (720) 875-5401

If to Starz:

Starz

8900 Liberty Circle

Englewood, Colorado 80112

Attention:  General Counsel

Facsimile:  [            ]

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing.  All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

(iii)  Governing Law.  This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Colorado applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(iv)  No Third-Party Rights.  Nothing expressed or referred to in this Agreement is intended or will be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

(v)   Assignment.  This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns.  Except as expressly contemplated hereby, this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that LPH and Starz may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiares, but such assignment shall not relieve the assignor of its obligations hereunder.

(vi)  Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.

(vii)  Further Actions.  The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

(viii)  Force Majeure.  Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control.  Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

LIBERTY PROPERTY HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed this     day of                   , 2012:

STARZ

By:
Name:
Title: